Exhibit 4.1

[Face of Note]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

CUSIP NO. 949746 NU1	FACE AMOUNT: $
REGISTERED NO.

WELLS FARGO & COMPANY

Notes Linked to the iShares® MSCI Emerging Markets Index Fund

due July 9, 2012

WELLS FARGO & COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, an amount equal to the Maturity Payment Amount (as defined below), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, on the Stated Maturity Date. The “Initial Stated Maturity Date” shall be July 9, 2012. If no Market Disruption Event (as defined below) occurs or is continuing on the scheduled Valuation Date (as defined below), the Initial Stated Maturity Date will be the “Stated Maturity Date.” If a Market Disruption Event occurs or is continuing on the scheduled Valuation Date, the “Stated Maturity Date” shall be the later of (i) three Business Days (as defined below) after the postponed Valuation Date and (ii) the Initial Stated Maturity Date. This Security shall not bear any interest.

Any payments on this Security at Maturity will be made against presentation of this Security at the office or agency of the Company maintained for that purpose in the City of Minneapolis, Minnesota and at any other office or agency maintained by the Company for such purpose.

Determination of Maturity Payment Amount

“Maturity Payment Amount” shall mean, for each $1,000 Face Amount of this Security:

•	if the Final Fund Level is greater than the Initial Fund Level, $1,000 plus the Additional Amount;

•	if the Final Fund Level is equal to the Initial Fund Level or is at least 80% of the Initial Fund Level, $1,000; and

•	if the Final Fund Level is less than 80% of the Initial Fund Level, $1,000 minus the product of

• $1,000; and

•	[	Initial Fund Level – Final Fund Level	]	- .20
Initial Fund Level

“Additional Amount” shall mean, for each $1,000 Face Amount of this Security, an amount equal to the product of:

•	$1,000;

•	Participation Rate; and

•	Final Fund Level – Initial Fund Level

                            Initial Fund Level

The “Participation Rate” is 1.01.

The “Initial Fund Level” is $131.65, the Fund Closing Price on June 29, 2007.

The “Final Fund Level” shall be equal to the Fund Closing Price on the Valuation Date.

Set forth below are certain defined terms used in this Security in connection with the determination of the Maturity Payment Amount.

“Adjustment Factor” shall mean, with respect to a share of the Fund, 1.0, subject to adjustment in the event of certain events affecting the shares of the Fund as described in “—Anti-Dilution Adjustments; Discontinuance of the Fund; Alteration of Method of Calculation.”

“Business Day” shall mean a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York or Minneapolis, Minnesota.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement dated as of July 9, 2007 between the Company and the Calculation Agent, as amended from time to time.

“Calculation Agent” shall mean the Person that has entered into the Calculation Agency Agreement with the Company providing for, among other things, the determination of the Final Fund Level, the Additional Amount, if any, and the Maturity Payment Amount, which term shall, unless the context otherwise requires, include its successors under such Calculation Agency Agreement. The initial Calculation Agent shall be Wells Fargo Securities, LLC. Pursuant to the Calculation Agency Agreement, the Company may appoint a different Calculation Agent from time to time after the initial issuance of the Securities of this series without the consent of the Holders of the Securities of this series and without notifying the Holders of the Securities of this series.

“Closing Price” with respect to a share of the Fund (or one unit of any other security for which a closing price must be determined) on any Trading Day means:

•

if the share (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the share (or any such other security) is listed or admitted to trading;

•

if the share (or any such other security) is a security of the Nasdaq National Market (and provided that the Nasdaq National Market is not then a national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day; or

•

if the share (or any such other security) is neither listed or admitted to trading on any national securities exchange nor a security of the Nasdaq National Market but is included in the OTC Bulletin Board Service operated by the National Association of Securities Dealers, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the shares of Fund (or any such other security) are listed or admitted to trading on any national securities exchange or are securities of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event or otherwise, the last reported sale price or Closing Price, as applicable, for the share (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the share (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of affiliates of the Company may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “security of the Nasdaq National Market” will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto as described in “—Anti-Dilution Adjustments; Discontinuance of the Fund; Alteration of Method of Calculation.”

“Face Amount” shall mean, when used with respect to any Security or Securities of this series, the amount set forth on the face of such Security or Securities as its or their “Face Amount.”

“Fund” shall mean the iShares MSCI Emerging Markets Index Fund.

“Fund Closing Price” with respect to the Fund (or any successor fund) on any Trading Day shall mean the product of (i) the Closing Price of one share of the Fund on such Trading Day and (ii) the Adjustment Factor applicable to the Fund on such Trading Day, as determined by the Calculation Agent as described in “—Anti-Dilution Adjustments; Discontinuance of the Fund; Alteration Of Method Of Calculation.”

“Fund Sponsor” shall mean iShares, Inc.

A “Market Disruption Event” with respect to the Fund will occur on any day if the Calculation Agent determines, in its sole discretion, any of the following:

•

An absence or material suspension or material limitation of trading of the shares of the Fund or any successor fund or of 20% or more of the underlying stocks which then comprise the Underlying Index has occurred on that day, in each case, during the one-half hour period preceding the close of trading on the relevant exchange(s).

•

A breakdown or failure in the price and trade reporting systems of a relevant exchange(s) as a result of which the reported trading prices for the shares of the Fund or any successor fund or for 20% or more of the underlying stocks which then comprise the Underlying Index, during the one-half hour period preceding the close of trading, are materially inaccurate.

•

A material suspension or material limitation has occurred on that day, in each case during the one-half hour period preceding the close of trading in options or futures contracts related to the shares of the Fund or any successor fund or the Underlying Index, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which those options or futures contracts are traded or otherwise.

•

Information is unavailable on that date, through a recognized system of public dissemination of transaction information, during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of 20% or more of the underlying stocks which then comprise the Underlying Index or in respect of options or futures contracts or exchange traded funds related to the Underlying Index, in each case traded on the relevant exchange(s).

For purposes of determining whether a Market Disruption Event has occurred:

•	“relevant exchange” means the primary exchange or market of trading for the shares of the Fund or any successor fund or for any security then included in the Underlying Index;

•	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

•	a decision to permanently discontinue trading in the relevant futures or options contracts will not constitute a Market Disruption Event;

•	an absence of trading on a relevant exchange will not include any time when that relevant exchange is closed for trading under ordinary circumstances;

•

limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by The New York Stock Exchange, any other exchange, trading system or market, any other self regulatory organization or the Securities and Exchange Commission of similar scope or as a replacement for Rule 80B, may be considered material; and

•

“close of trading” means, in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside the regular trading session hours.

A “Trading Day” means a day as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc., the American Stock Exchange, Inc., the Nasdaq National Market, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for securities in the United States.

The “Underlying Index” shall mean the MSCI Emerging Markets Index.

The “Valuation Date” shall be the last Trading Day of June 2012. If the Calculation Agent determines that a Market Disruption Event has occurred or is continuing with respect to the Fund on the scheduled Valuation Date, the Calculation Agent will determine the Fund Closing Price by reference to the Fund Closing Price on the next Trading Day on which there is not a Market Disruption Event for the Fund; provided, however, if a Market Disruption Event occurs with respect to the Fund on each of the seven Trading Days following the originally scheduled Valuation Date, then (i) that seventh Trading Day shall be deemed the Valuation Date and (ii) the Calculation Agent shall determine the Fund Closing Price subject to a Market Disruption Event based upon its good faith estimate of the Fund Closing Price on that seventh Trading Day. Any such postponement of the date that would otherwise be the scheduled Valuation Date will cause the Stated Maturity Date to be postponed until three Business Days after the Valuation Date if such third Business Day is after the Initial Stated Maturity Date.

Anti-Dilution Adjustments; Discontinuance Of The Fund; Alteration Of Method Of Calculation

If the shares of the Fund are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor with respect to such shares will be adjusted to equal the product of the prior Adjustment Factor for such shares and the number of shares issued in such stock split or reverse stock split with respect to one such share.

If the Fund is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the Calculation Agent determines, in its sole discretion, to be comparable to the Fund, then any subsequent Fund Closing Price will be determined by reference to the Closing Price of the shares of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”).

Upon any selection by the Calculation Agent of a successor fund, the Calculation Agent will give notice to the Holders of the Securities of this series.

If the Fund undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that the Fund Closing Price is to be determined and the Calculation Agent determines that no successor fund is available at such time, then the Calculation Agent will, in its discretion, calculate the Fund Closing Price on such date by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Fund.

If a successor fund is selected or the Calculation Agent calculates the Fund Closing Price as a substitute for the Fund, such successor fund or Fund Closing Price will be used as a substitute for the Fund for all purposes, including for purposes of determining whether a Market Disruption Event exists.

If at any time the method of calculating the Fund or a successor fund, or the Underlying Index, is changed in a material respect, or if the Fund or a successor fund is in any other way modified so that such exchange traded fund does not, in the opinion of the Calculation Agent, fairly represent the price of the shares of the Fund or such successor fund had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on the date that the Fund Closing Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a price of an exchange traded fund comparable to the Fund or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the Fund Closing Price with reference to the Fund or such successor fund, as adjusted.

Calculation Agent

The Calculation Agent will determine the Maturity Payment Amount. In addition, the Calculation Agent will (i) determine if adjustments are required to the Fund Closing Price under the circumstances described in this Security, (ii) if the Fund undergoes a liquidation event, select a successor fund or, if no successor fund is available, determine the Fund Closing Price and (iii) determine whether a Market Disruption Event has occurred.

The Company covenants that, so long as any of the Securities of this series are Outstanding, there shall at all times be a Calculation Agent (which shall be a broker-dealer, bank or other financial institution) with respect to the Securities of this series.

All determinations made by the Calculation Agent with respect to the Securities of this series will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on the Company and the Holders of the Securities of this series. All percentages and other amounts resulting from any calculation with respect to the Securities of this series will be rounded at the Calculation Agent’s discretion.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature or its duly authorized agent under the Indenture referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

DATED: July 9, 2007

WELLS FARGO & COMPANY

By:
Paul R. Ackerman
Its: Executive Vice President and Treasurer

[SEAL]

Attest:
Robert L. Lee
Its: Assistant Secretary

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Securities of the

series designated therein described

in the within-mentioned Indenture.

CITIBANK, N.A.,
as Trustee

By:
Authorized Signature

OR

WELLS FARGO BANK, N.A., as Authenticating Agent for the Trustee

By:
Authorized Signature

[Reverse of Note]

WELLS FARGO & COMPANY

Notes Linked to the iShares® MSCI Emerging Markets Index Fund

due July 9, 2012

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture dated as of July 21, 1999, as amended or supplemented from time to time (herein called the “Indenture”), between the Company and Citibank, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate Face Amount to $                    ; provided, however, that the Company may, so long as no Event of Default has occurred and is continuing, without the consent of the Holders of the Securities of this series, issue additional Securities with the same terms as the Securities of this series, and such additional Securities shall be considered part of the same series under the Indenture as the Securities of this series.

The Securities of this series are not subject to redemption at the option of the Company or repayment at the option of the Holder hereof prior to July 9, 2012. The Securities will not be entitled to any sinking fund.

The Company agrees, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest against a Holder of Securities of this series.

If an Event of Default, as defined in the Indenture, with respect to Securities of this series shall occur and be continuing, the Maturity Payment Amount (calculated as set forth in the next sentence) of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to the Maturity Payment Amount hereof calculated as though the date of acceleration was the Valuation Date; provided, however, if such date is not a Trading Day or if a Market Disruption Event has occurred or is continuing on that day, the next Trading Day on which there is not a Market Disruption Event will be deemed to be the Valuation Date. Upon payment of the amount so declared due and payable, all of the Company’s obligations in respect of payment of the Maturity Payment Amount shall terminate. The Securities of this series will not bear a default rate of interest after the occurrence of an Event of Default or an acceleration under the Indenture.

The Company agrees, and by acceptance of a beneficial ownership interest in this Security each beneficial owner of this Security will be deemed to have agreed, for United States federal income tax purposes to characterize and treat this Security as a pre-paid cash-settled forward contract.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected, acting together. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of all series at the time Outstanding affected by certain provisions of the Indenture, acting together, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with those provisions of the Indenture. Certain past defaults under the Indenture and their consequences may be waived under the Indenture by the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series. Solely for the purpose of determining whether any consent, waiver, notice or other action or Act to be taken or given by the Holders of Securities pursuant to the Indenture has been given or taken by the Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to be equal to the amount set forth on the face hereof as the “Face Amount” hereof. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Section 403 and Article Fifteen of the Indenture and the provisions of clause (ii) of Section 401(1)(B) of the Indenture, relating to defeasance at any time of (a) the entire indebtedness on this Security and (b) certain restrictive covenants and certain Events of Default, upon compliance by the Company with certain conditions set forth therein, shall not apply to this Security. The remaining provisions of Section 401 of the Indenture shall apply to this Security.

Upon due presentment for registration of transfer of this Security at the office or agency of the Company in the City of Minneapolis, Minnesota, a new Security or Securities of this series in authorized denominations for an equal aggregate Face Amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is exchangeable for definitive Securities in registered form only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days after the Company receives such notice or becomes aware of such ineligibility, (y) the Company in its sole discretion determines that this Security shall be exchangeable for definitive Securities in registered form and notifies the Trustee thereof or (z) an Event of Default with respect to the Securities represented hereby has occurred and is continuing. If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form, having the same terms and of authorized denominations aggregating a like amount.

This Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Except as provided above, owners of beneficial interests in this Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders hereof for any purpose under the Indenture.

No reference herein to the Indenture and no provision of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Maturity Payment Amount at the times and place, and in the coin or currency, herein prescribed, except as otherwise provided in this Security.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the Maturity Payment Amount, or for any claim based on this Security, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise defined in this Security.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common
TEN ENT	—	as tenants by the entireties
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT —	Custodian
(Cust)	(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

Please Insert Social Security or

Other Identifying Number of Assignee

the within Security of WELLS FARGO & COMPANY and does hereby irrevocably constitute and appoint                                          attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.